EXHIBIT 2.1


                            SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement ("Agreement") is entered into as of June ___, 2003 (the "Effective Date"), by Donobi, Inc., a Washington corporation ("Donobi"), the shareholders of Donobi listed on the attached Schedule 1 (individually, a "Donobi Shareholder" and collectively, the "Donobi Shareholders") and Reality Wireless Networks, Inc., a Nevada corporation ("Reality").

                                    RECITALS

A. Reality wishes to acquire from the Donobi Shareholders, on the terms and conditions set forth in this Agreement, all of the issued and outstanding shares of Donobi.

B. Together, the Donobi Shareholders are the owners of _____________________________ shares of common stock and
__________________________  shares  of  preferred  stock of  Donobi  as shown on
Schedule 1 (the "Donobi Shares"), which Donobi Shares represent all issued and outstanding capital stock of Donobi.

C. The Donobi Shareholders desire to exchange the Donobi Shares for a total of approximately 47,336,016 shares of the common stock of Reality (the "Reality Shares"), so as to accomplish and effect a share exchange under the Nevada Revised Statutes (the "NRS") and Revised Code of Washington (the "RCW"), such that upon the effectiveness of the share exchange, the Donobi Shareholders shall be deemed to be the holders of record of approximately eighty percent (80%) of the issued and outstanding stock of Reality.

D. It is the intent of the parties that, subsequent to the share exchange, Donobi remain in existence as a wholly-owned subsidiary of Reality.

E. It is the intent of the parties that the share exchange qualify as a corporate reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the parties agree as follows:

        1.1      1.   SHARE EXCHANGE.

1.1 Exchange of Donobi Shares. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), the Donobi Shares owned by each Donobi Shareholder shown on Schedule 1 shall automatically be exchanged for the right to receive the Reality Shares as described in Section 1.3 (the "Share Exchange"). On the Closing Date (as defined below) and upon the effectiveness of the Share Exchange, Reality shall be deemed to the holder of record of all the Donobi Shares, and Donobi shall continue to be governed by the laws of the State of Washington.

1.2 Article of Exchange. The Share Exchange shall be effectuated on the Closing Date (as defined below) pursuant to Articles of Exchange ("Articles of Exchange") filed in accordance with applicable provisions of the NRS and RCW. The Articles of Exchange shall be filed with the Nevada and Washington Secretary of State together with any other filings or recordings required by the NRS and RCW in connection with the Share Exchange as soon as practicable after the Closing (as defined below).



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1.3 Exchange Ratio.  At the Closing Date (as defined below),  each of the Donobi
Shares issued and outstanding immediately prior to the Effective Date shall, by virtue of the Share Exchange and without any action on the part of the Donobi Shareholders, automatically be exchanged for ______________________________ Reality Shares (the "Exchange Ratio"). Each certificate evidencing ownership of the Donobi Shares outstanding immediately prior to the Closing Date shall,
immediately   after  the  Closing  Date,  be  exchanged  for  a  certificate  or certificates evidencing ownership of the applicable number of the Reality Shares. At the Closing, the Reality Shares shall be delivered to the Donobi Shareholders.

        1.2      2.   CLOSING AND CLOSING DOCUMENTS.

2.1 Date, Time and Place of Closing. The Share Exchange contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of The Otto Law Group, PLLC, 900 Fourth Avenue, Suite 3140, Seattle, Washington 98164, on _____________ __, 2003. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." 2.2 Donobi Shareholders Closing Documents. At the Closing, the Donobi Shareholders shall deliver or cause to be delivered to or at the direction of Reality the following documents (collectively, the "Donobi Shareholders Closing Documents"):

                 2.2.1 Articles of Exchange. The Articles of Exchange, executed by Donobi;

                 2.2.2 Donobi Share Certificates. Certificates, executed in blank by the Donobi Shareholders, or accompanied by assignments separate from certificate executed by the Donobi Shareholders, representing all of the Donobi Shares;

                 2.2.3 Employment Agreements. Employment Agreements in a form mutually acceptable to Reality and each of ___________________________and executed by ________________________, respectively (the "Reality Senior Manager Employment Agreements");

                 2.2.4 Termination of Existing Agreements. Terminations of the existing employment and consulting agreements listed on Schedule 2, executed by ___________________________________ and Donobi;

                 2.2.5 Good Standing Certificates. (a) A certificate issued by the Washington Secretary of State indicating that Donobi is qualified and in good standing within such jurisdiction; and

                 2.2.6 Liability Summary. A list of the liabilities of Donobi evidencing that Donobi's debts and/or payables are not greater than One Million Dollars ($1,000,000) (the "Donobi Liabilities").

                 2.2.7 Financials. The financial statements of Donobi for the years ______________ (the "Donobi Financial Statements").

                 2.2.8 Donobi Contracts. A list of all pending, existing or previous joint ventures, partnerships, license agreements and contract involving Donobi (the "Donobi Contracts").

                 2.2.9 Other Documents and Instruments. Such other documents and instruments as Reality's counsel may deem to be necessary or advisable to effect the transactions contemplated by this Agreement.


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2.3 Reality Closing Documents. At the Closing, Reality shall deliver or cause to be delivered to the Donobi Shareholders the following documents (collectively, the "Reality Closing Documents"):

                 2.3.1 Articles of Exchange. The Articles of Exchange, executed by Reality;

                 2.3.2   Reality   Share   Certificates.   One  or  more   stock
certificates in the name of each of the Donobi Shareholders representing such Donobi Shareholder's ownership of the Reality Shares;

                 2.3.3 Employment Agreements. Employment Agreements in a form mutually acceptable to Donobi and each of _________________________ and executed by ________________________, respectively (the "Donobi Senior Manager Employment Agreements");

                 2.3.4 Good Standing Certificate. A certificate issued by the Nevada Secretary of State indicating that Reality is qualified and in good standing within such jurisdiction;

                 2.3.5 Reality Officer's Certificate. A certificate dated as of the Closing Date executed by a duly authorized officer of Reality certifying that all necessary actions have been taken by Reality's shareholders and directors to authorize the transactions contemplated by this Agreement and that all representations and warranties made by Reality in this Agreement are complete and correct in all material respects as of the Closing Date as if made on the Closing Date; and

                 2.3.6 Liability Summary. A list of the liabilities of Reality, including a list of any of Reality's debts and/or payables that have been (i) paid off, or (ii) converted to equity (the "Reality Liabilities").

                 2.3.7 Financials. The financial statements of Reality for the years ______________ (the "Reality Financial Statements").

                 2.3.8 Reality Contracts. A list of all pending, existing or previous joint ventures, partnerships, license agreements and contract involving Reality (the "Donobi Contracts").

                 2.3.9 Other Documents and Instruments. Such other documents and instruments as Donobi's counsel may deem to be necessary or advisable to effect the transactions contemplated by this Agreement.

        1.3      3.   REPRESENTATIONS AND WARRANTIES OF REALITY.

Reality represents and warrants to each of the Donobi Shareholders that the statements contained in this Section 3 are correct and complete as of the date of this Agreement.

3.1 Organization of Reality. Reality is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Reality has all the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. Reality is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect upon it. As used in this Agreement, the term "Material Adverse Effect" with respect to any party, shall mean any change or effect that is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of such party and such party's subsidiaries taken as a whole.


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

3.2 Authorization. Subject to the approval of its shareholders, Reality has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Reality Closing Documents and to perform its obligations hereunder and thereunder. This Agreement constitutes, and the Reality Closing Documents will constitute, valid and legally binding obligations of Reality, enforceable in accordance with their respective terms and conditions.

3.3 Noncontravention. Neither the execution and the delivery of this Agreement or the Reality Closing Documents, nor the consummation of the transactions contemplated hereby or thereby by Reality, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Reality is subject or any provision of its articles of incorporation or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Reality is a party or by which it is bound or to which any of its assets is subject. Reality does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

3.4 Limited Representations and Warranties. Except for the representations and warranties of the Warranting Shareholders expressly set forth in Section 4, below, Reality has not relied upon any representation and warranty made by Donobi or the Donobi Shareholders in making its determination to enter into this Agreement and consummate the transactions contemplated by this Agreement.

3.5 Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

3.6  Capitalization.  The  authorized  capital  stock  of  Reality  consists  of
____________________ shares of $0.001 par value common stock, of which 11,000,000 shares are issued and outstanding, and _____________ shares of _____ par value preferred stock, none of which is issued and outstanding. All issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. All of the outstanding shares of Common Stock (and options to purchase Common Stock) and other outstanding securities of Reality have been, and the Reality Shares will be, duly and validly issued in compliance with federal and state securities laws. Except for this Agreement and as contemplated by this Agreement and as shown on Schedule 3, there are no outstanding or authorized subscriptions, options, warrants, plans or, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or other securities of Reality, and there are no dividends which have accrued or been declared but are unpaid on the capital stock of Reality. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Reality. Reality does not own, directly or indirectly, any capital stock or other equity interest in any corporation, partnership or


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other  entity.  The  Reality  Shares are duly  authorized  and,  when  issued in accordance with the terms and conditions of this Agreement, shall be validly issued, fully paid and nonassessable. Prior to the Closing, the Reality Shares will be duly authorized and, when issued in accordance with this Agreement, shall be validly issued, fully paid and nonassessable. Except as contemplated by this Agreement, the Reality Shares are not subject to any preemptive rights or other similar restrictions.

3.7 SEC Reports and Financial Statements. Reality has filed with the SEC, and has heretofore made available to the Donobi Shareholders, complete and correct copies of all forms, reports, schedules, statements and other documents required to be filed by Reality under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (as such documents have been amended or supplemented since the time of their filing, collectively, the "SEC Reports"). As of their respective dates, the SEC Reports (including without limitation, any financial statements or schedules included therein) (a) did not contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Securities Act and Exchange Act (as the case may be) and all applicable rules and regulations of the SEC promulgated thereunder. Each of the financial statements included in the SEC Reports has been prepared from, and is in accordance with, the books and records of Reality, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated results of operations and cash flows (and changes in financial position, if any) of Reality, as at the date(s) thereof or for the period(s) presented therein.

3.8 No Undisclosed Liabilities. Except as described in the SEC Reports and the Reality Liabilities, Reality has no debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or other, whether due or to become due, except as incurred in the ordinary course of business, that could have a Material Adverse Effect on Reality.

3.9 Legal Proceedings, Claims, etc. There is no legal, administrative, arbitration or other action or proceeding pending against Reality or any of its directors, officers, or employees. Reality has not been informed of any violation or default under any laws, ordinances, regulations, judgments, injunctions, orders or decrees of any governmental authority. Except as set forth in the SEC Reports, Reality is not subject to any judgment, order, injunction or decree of any court, arbitral authority or governmental authority that could have a Material Adverse Effect on Reality.

3.10 Tax Treatment. As of the date of this Agreement, Reality has no reason to believe that the Share Exchange will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

3.11  No   Distributions.   Reality  has  not  made  any  distributions  to  its
stockholders subsequent to its entering into that certain terms sheet with Donobi on April 30, 2003.

3.12 Financial Statements and Financial Condition. Attached as Schedule 4 are the Financial Statements: (a) for Reality (i) its audited consolidated balance sheet as of ______________, and the related audited consolidated statements of income and retained earnings and of cash flows, and (ii) its audited


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

consolidated balance sheet as of _________________ and the related audited consolidated statements of income and retained earnings and of cash flows for the period ended _______________. The Financial Statements, including any related notes and schedules, have been prepared in accordance with U.S. GAAP consistently applied, are based on the books, records and work papers of Reality and present fairly the financial position of Reality as of the dates of such statements and the results of operations for the periods covered by such statements, subject to normal year-end adjustments and the absence of footnotes.

3.13 Reality Contracts. Except as disclosed on Schedule 5, (i) Reality is not a party to or bound by any commitment, contract, agreement or other instrument which involves or could involve aggregate future payments by Reality of more than $25,000 U.S., (ii) Reality is not a party to or bound by any commitment, contract, agreement or other instrument which is material to the business, operations, properties, assets or financial condition of Reality, and (iii) no commitment, contract, agreement or other instrument, other than charter documents, to which Reality is a party or by which Reality is bound, limits the freedom of Reality to compete in any line of business or with any person. The commitments, contracts, agreements or other instruments listed on Schedule 5 are valid and binding obligations and Reality is not in default therewith, except as listed on Schedule 5 and except where any such defaults are not reasonably likely to have in the aggregate a Material Adverse Effect on Reality.

3.14 Indemnification. From and at all times after the date of this Agreement, Reality shall, to the fullest extent permitted by law, indemnify and hold harmless Donobi, each Donobi Shareholder and each director, officer, employee, attorney, agent and affiliate of Donobi (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with liabilities of Reality not disclosed in this Agreement and/or the Schedules attached hereto, or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify Reality in writing, and Reality shall assume the defense thereof, including the employment of counsel and the payment of all expenses, provided Reality shall be liable for all such expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party, except that Reality shall be required to pay such fees and expenses if (a) Reality agrees to pay such fees and expenses, or (b) Reality fails to assume the defense of such action or proceeding or shall fail, in the



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reasonable  discretion of such Indemnified Party, to employ counsel satisfactory to the Indemnified Party in any such action or proceeding, (c) Reality is the plaintiff in any such action or proceeding or (d) the named parties to any such action or proceeding (including any impleaded parties) include both Indemnified Party and Reality, and Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to any such other party. All such fees and expenses payable by Reality pursuant to the foregoing sentence shall be paid promptly as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by Reality upon demand by such Indemnified Party. The obligations of Reality under this Section shall survive any termination of this Agreement.

        1.4      4.   REPRESENTATIONS AND WARRANTIES OF WARRANTING SHAREHOLDERS.

The Donobi Shareholders (each a "Warranting Shareholder" and together the "Warranting Shareholders"), jointly and severally represent and warrant to Reality that the statements contained in this Section 4 are correct and complete as of the date of this Agreement.

4.1 Organization. Donobi is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington. Donobi has all the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. Donobi is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect upon it.

4.2 Authorization of Transaction. All Donobi Shareholders have full power and authority to execute and deliver this Agreement and the Donobi Shareholders' Closing Documents to which any Donobi Shareholder is a party and to perform the Donobi Shareholders' obligations hereunder and thereunder. This Agreement constitutes, and the Donobi Shareholders' Closing Documents will constitute, the valid and legally binding obligation of the Donobi Shareholders, enforceable in accordance with their respective terms and conditions. Each Donobi Shareholder severally makes the representations and warranties set forth in this Section 4.2 to Reality.

4.3 Capitalization. The authorized capital stock of Donobi consists of _______________ shares of common stock, of which ________________ shares are issued and outstanding, and ________________ shares of preferred stock, of which _________________ shares are issued and outstanding. All issued and outstanding shares of Donobi stock have been duly authorized and validly issued, and are fully paid and nonassessable. All of the outstanding shares of common stock (and options to purchase common stock) and other outstanding securities of Donobi have been duly and validly issued in compliance with federal and state securities laws. Except as set forth in Schedule 6, there are no outstanding or authorized subscriptions, options, warrants, plans or, except for this Agreement and as contemplated by this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or other securities of Donobi, and there are no dividends which have accrued or been declared but are unpaid on the capital stock of Donobi. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Donobi. The Donobi Shares are duly authorized and validly issued, fully paid and nonassessable. The Donobi Shares are not subject to any preemptive rights or other similar restrictions.



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4.4  Subsidiaries.  Except as  described  on  Schedule  7,  Donobi does not own, directly or indirectly, any capital stock or other equity interest in any corporation, partnership or other entity.

4.5 Ownership of Donobi Shares. Each of the Donobi Shareholders owns and holds of record that number of Donobi Shares shown on Schedule 1. Each Donobi Shareholder has good title to such Donobi Shareholder's Donobi Shares, free and clear of all claims, charges, liens and other encumbrances.

4.6 Noncontravention. Neither the execution and the delivery of this Agreement or the Donobi Shareholders' Closing Documents, nor the consummation of the transactions contemplated hereby or thereby, by Donobi or such Donobi Shareholder will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Donobi or such Donobi Shareholder is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Donobi or such Donobi Shareholder is a party or by which Donobi or such Donobi Shareholder is bound or to which Donobi or any of such Donobi Shareholder's assets is subject. Neither Donobi nor such Donobi Shareholder needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

4.7 Financial Statements and Financial Condition. Attached as Schedule 8 are the following Financial Statements: (a) for Donobi (i) its unaudited consolidated balance sheet as of ______________, and the related unaudited consolidated statements of income and retained earnings and of cash flows, and (ii) its unaudited consolidated balance sheet as of _________________ and the related unaudited consolidated statements of income and retained earnings and of cash flows for the period ended _______________. The Financial Statements, including any related notes and schedules, have been prepared in accordance with U.S. GAAP consistently applied, are based on the books, records and work papers of Donobi and present fairly the financial position of Donobi as of the dates of such statements and the results of operations for the periods covered by such statements, subject to normal year-end adjustments and the absence of footnotes.

4.8 Absence of Material Change. Since April 30, 2003, there has been no change in the business, operations, financial condition or liabilities of Donobi that would result in a Material Adverse Effect on Donobi.

4.9 Litigation. There are no actions, suits, claims, inquiries, proceedings or investigations before any court, tribunal, commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to the knowledge of such Warranting Shareholders, threatened against Donobi which would reasonably be expected to result in any liabilities, including defense costs, in excess of $50,000 U.S. in the aggregate. Donobi is not the named subject of any order, judgment or decree and is not in default with respect to any order, judgment or decree.



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4.10 Taxes and Tax Returns.  Donobi has timely and  correctly  filed tax returns and reports (collectively, "Returns") required by applicable law to be filed (including, without limitation, estimated tax returns, income tax returns, excise tax returns, sales tax returns, use tax returns, property tax returns, franchise tax returns, information returns and withholding, employment and payroll tax returns) and all such returns were (at the time they were filed) correct in all material respects, and have paid all taxes, levies, license and registration fees, charges or withholdings of any nature whatsoever reflected on such Returns to be owed and which have become due and payable except for any that is being contested in good faith. The unpaid U.S. Federal income taxes, interest and penalties of Donobi do not exceed $50,000 U.S. in the aggregate.

4.11 Employees. Schedule 9 is a list of all salaried persons employed by Donobi and a description of their salaries and deferred compensation.

                  4.11.1 Except as set forth on Schedule 9, no officer or employee of Donobi is receiving aggregate remuneration (bonus, salary, deferred compensation and commissions) at a rate, which if annualized, would exceed $75,000 U.S. in the year 2003.

                  4.11.2 Except as set forth on Schedule 9, Donobi is not a party to, or bound by, any contract, arrangement or understanding (whether written or oral) with respect to the employment or compensation of any officers, employees or consultants and except as provided in this Agreement. Further, consummation of the transactions contemplated by this Agreement will not result in any payment (whether of severance pay or otherwise) becoming due from Donobi to any officer or employee thereof. Donobi has previously delivered or made available to Reality true and complete copies of all written employment, consulting and deferred compensation agreements to which Donobi is a party.

                  4.11.3 There are not, and have not been at any time in the past three years, any actions, suits, claims or proceedings before any court tribunal, commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to such Warranting Shareholders' knowledge, threatened, by any employees, former employees or other persons relating to the employment practices or activities of Donobi (except for actions which have subsequently been resolved). Donobi is not a party to any collective bargaining agreement, and no union organization efforts with respect to Donobi are pending or, to such Warranting Shareholders' knowledge, threatened nor have any occurred during the last three years.

                  4.11.4 Donobi has made available to Reality true and complete copies of all personnel codes, practices, procedures, policies, manuals, affirmative action programs and similar materials of Donobi.

4.12 Compliance with Applicable Law.

                  4.12.1 Donobi holds all licenses, certificates, franchises, permits and other governmental authorizations ("Permits") necessary for the lawful conduct of its business and such Permits are in full force and effect, and Donobi is in all material respects complying therewith, except where the failure to possess or comply with such Permits would not have, in the aggregate, a Material Adverse Effect on Donobi.

                  4.12.2  Donobi  is and for the past  three  years  has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which is not reasonably likely to have, in the aggregate, a Material Adverse Effect on Donobi.

4.13 Donobi Contracts. Except as disclosed on Schedule 10, (i) Donobi is not a party to or bound by any commitment, contract, agreement or other instrument which involves or could involve aggregate future payments by Donobi of more than $25,000 U.S., (ii) Donobi is not a party to or bound by any commitment, contract, agreement or other instrument which is material to the business, operations, properties, assets or financial condition of Donobi, and (iii) no commitment, contract, agreement or other instrument, other than charter documents, to which Donobi is a party or by which Donobi is bound, limits the freedom of Donobi to compete in any line of business or with any person. The Donobi Contracts are valid and binding obligations and Donobi is not in default therewith except where any such defaults are not reasonably likely to have in the aggregate a Material Adverse Effect on Donobi.

4.14 Limited Representations and Warranties. Except for the representations and warranties of Reality expressly set forth in Section 3, neither Donobi nor the Donobi Shareholders have relied upon any representation and warranty made by or on behalf of Reality in making its determination to enter into this Agreement and consummate the transactions contemplated by this Agreement.

4.15 Disclosure. No representation or warranty made by a Donobi Shareholder contained in this Agreement, and no statement contained in the Schedules delivered by Donobi and the Donobi Shareholders hereunder, contain any untrue statement of a material fact or omit any material fact necessary in order to make a statement herein or therein, in light of the circumstances under which it is made, not misleading.

4.16     Title to Property.

                  4.16.1 Real Property. Schedule 11 is a true and complete description of all interests in real property (other than real property security interests received in the ordinary course of business), whether owned, leased or otherwise claimed, including a list of all leases of real property, in which Donobi has or claims an interest and any guarantees of any such leases by Donobi. True and complete copies of such leases have previously been delivered or made available to Reality, together with all amendments, modifications, agreements or other writings related thereto. Each such lease is legal, valid and binding as between Donobi and the other party or parties thereto, and the occupant is a tenant or possessor in good standing thereunder, free of any default or breach whatsoever and quietly enjoys the premises provided for therein. Donobi has good, valid and marketable title to all real property owned by it, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except liens for current taxes not yet due and payable, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of Donobi in substantially good condition and repair.

                  4.16.2 Environmental Matters. The real property owned or leased by Donobi is not in a condition that may give rise to financial liability under any environmental laws applicable to Donobi such property.

4.17 Personal Property. Schedule 12 is a true and complete list of (i) each item of machinery, equipment, or furniture, including without limitation computers and vehicles, of Donobi and (ii) each lease or other agreement under which any such item of personal property is leased, rented, held or operated where the current fair market value of such item is more than $1,000 U.S. Donobi has good, valid and marketable title to all personal property owned by them, free and clear of all liens, pledges, charges or encumbrances of any nature whatsoever.

4.18 Intellectual Property. Schedule 13 is a true and complete list of:

                  4.18.1 All patents, patent applications, trademarks, trademark registrations, applications for trademark registration, trade names, service marks, registered Internet domain names, and other intangible property currently used, owned, or registered for use by Donobi where the current fair market value of such item is more than $1,000 U.S.; and

                  4.18.2 All license and other agreements with respect to any of the foregoing as to which Donobi is licensor or licensee.

                  4.18.3 There are no pending or, to such Warranting Shareholders' knowledge, threatened, claims against Donobi by any person as to any of the items, or their use, listed in Schedule 13 or claims of infringement by Donobi on the rights of any person and no valid basis exists for any such claims.

4.19 Powers of Attorney. Donobi does not have any powers of attorney outstanding other than those in the ordinary course of business with respect to routine matters.

4.20 Bank Accounts. Schedule 15 is a true and complete list of all bank accounts, safe deposit boxes and lock boxes of Donobi, including, with respect to each such account and lock box: (a) identification of all authorized signatories; (b) identification of the business purpose of such account or lock box, including identification of any accounts or lock boxes representing escrow funds or otherwise subject to restriction; and (c) identification of the amount on deposit on the date indicated.

4.21 Product Claims. No product or service liability claim is pending against Donobi or against any other party with respect to the products or services of Donobi.

4.22 No Distributions. Donobi has not made any distributions to its stockholders subsequent to its entering into that certain terms sheet with Donobi on April 30, 2003.

4.23 Donobi Liabilities. At the Closing Date of this Agreement, the Donobi Liabilities do not exceed One Million Dollars ($1,000,000).

        1.5      5.   COVENANTS OF THE PARTIES.

5.1 Conduct of the Business of Donobi. During the period from the date of this Agreement to the Closing Date, Donobi will conduct, its business and engage in transactions only in the ordinary course consistent with past practice. During such period, Donobi will use its best efforts to (a) preserve its business organization intact, (b) keep available the present services of its employees, and (c) preserve the goodwill of its customers and others with whom business relationships exist. In addition, without limiting the generality of the foregoing, Donobi agrees that from the date of this Agreement to the Closing Date, except as otherwise consented to or approved by Reality in writing (which consent or approval shall not be unreasonably withheld, delayed or conditioned) or as permitted or required by this Agreement or as required by law, Donobi will not:

                  5.1.1 grant any severance or termination pay to or enter into or amend any employment agreement with, or increase the amount of payments or fees to, any of its employees, officers or directors other than salary increases to employees consistent with past increases;

                  5.1.2 make any capital expenditures in excess of (i) $5,000 U.S. (per project or related series of projects) or (ii) $20,000 U.S. in the aggregate, other than pursuant to binding commitments existing on the date of this Agreement and expenditures necessary to maintain existing assets in good repair;

                  5.1.3 change in any material manner pricing policies or any other material business or customer policies;

                  5.1.4 guarantee the obligations of any other person except in the ordinary course of business consistent with past practice;

                  5.1.5 acquire assets other than those necessary in the conduct of its business in the ordinary course;

                 5.1.6 sell, transfer, assign, encumber or otherwise dispose of assets with a value in excess of $10,000 U.S.;

                  5.1.7 enter into or amend or terminate any long term (one year or more) contract (including real property leases) except in the ordinary course of business consistent with past practice;

                  5.1.8 enter into or amend any contract that calls for the payment by Donobi of $10,000 U.S. or more after the date of this Agreement or for a term exceeding two years that cannot be terminated on not more than 30 days' notice without cause and without payment or loss of any material amount as a penalty, bonus, premium or other compensation for termination;

                  5.1.9 engage or participate in any material transaction or incur or sustain any material obligation otherwise than in the ordinary course of business or consistent with past practice;

                  5.1.10 contribute to any benefit plans except in such amounts and at such times as consistent with past practice;

                  5.1.11 increase the number of full-time equivalent employees other than in the ordinary course of business consistent with past practice;

                  5.1.12 acquire any real property except after having followed reasonable procedures with respect to the investigation of potential environmental problems, which procedures have been approved in writing by Reality (which approval shall not be unreasonably withheld, delayed or conditioned); or

                  5.1.13   agree to do any of the foregoing.

5.2 No Solicitation and Liquidated Damages. During the period beginning on the date of this Agreement and ending on the Closing Date, neither Donobi nor any of its directors, officers, shareholders, representatives, agents or other persons controlled by any of them, shall, directly or indirectly, encourage or solicit, or hold discussions or negotiations with, or provide any information to, any persons, entity or group other than Reality concerning any merger, sale of substantial assets not in the ordinary course of business, sale of shares of capital stock or similar transactions involving Donobi. Donobi will promptly communicate to Reality the identity of any interested or inquiring party, all relevant information surrounding the interest or inquiry, as well as the terms of any proposal that it may receive in respect of any such transaction. If this Agreement is terminated by Reality due to uncured breach of this Section 5.2, then Reality shall be entitled to $50,000 U.S. from Donobi as liquidated damages. Such liquidated damages shall constitute full payment and the exclusive remedy for any damages suffered by Reality by reason of such breach and the terms of this Agreement. Reality, Donobi and the Donobi Shareholders agree that actual damages would be difficult to ascertain and that $50,000 U.S. is a fair and equitable amount to reimburse Reality for such damages and the termination of this Agreement.

5.3      Access to Properties and Records; Confidentiality.

                  5.3.1 Donobi shall permit Reality and its representatives reasonable access to its properties and shall disclose and make available to Reality all books, papers and records relating to the assets, stock, ownership, properties, obligations, operations and liabilities of Donobi, including but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountant(s) work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Reality may have a reasonable interest, in each case during normal business hours and upon reasonable notice. Donobi shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege or would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                  5.3.2 All information furnished by Donobi to Reality or the representatives or affiliates of Reality pursuant to, or in any negotiation in connection with, this Agreement, shall be treated as the sole property of Donobi until consummation of this Agreement and if consummation of this Agreement shall not occur Reality and its affiliates, agents and advisors shall upon written request return to Donobi all documents or other materials containing, reflecting, and/or referring to such information, and shall keep confidential all such information and shall not disclose or use such information for competitive purposes. The obligation to keep such information confidential shall not apply to (i) any information which (w) Reality can establish by evidence was in its possession (subject to no obligation of confidentiality) prior to the disclosure thereof by Donobi; (x) was generally known to the public; (y) becomes known to the public other than as a result of actions by Reality or by the directors, officers, employees, agents or representatives of Reality; or (z) was disclosed to Reality, or to the directors, officers, employees or representatives of Reality, solely by a third party not bound by any obligation of confidentiality; or (ii) disclosure necessary to comply with federal securities laws, federal banking laws, or pursuant to an order of a court or agency of competent jurisdiction.

5.4 Regulatory Matters.

                  5.4.1 The parties will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals, and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement including, without limitation, those that may be required from the SEC, other regulatory authorities, or Reality's shareholders. Donobi and Reality shall each have the right to review reasonably in advance all information relating to Donobi or Reality, as the case may be, and any of their respective subsidiaries, together with any other information reasonably requested, which appears in any filing made with or written material submitted to any governmental body in connection with the transactions contemplated by this Agreement. Reality shall bear all expenses associated with SEC filings.

                 5.4.2 Donobi and Reality will promptly furnish each other with copies of written communications received by Donobi or Reality or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body with respect to the transactions contemplated by this Agreement.

5.5 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

5.6 Public Announcements. No party will issue or distribute any information to its shareholders or employees, any news releases or any other public information disclosures with respect to this Agreement or any of the transactions contemplated by this Agreement without the written consent of the other party or their designated representative, except as may be otherwise required by law.

5.7 Post-Closing Appointments. As soon as reasonable after the Closing, the Reality Board of Directors shall take all actions necessary to nominate, vote,
appoint        or        elect         _____________________________         and
_________________________________, such nominee of the Donobi Shareholders being acceptable to Reality to the Board of Directors of Reality; and ___________________________ shall be appointed or elected to serve as a member of the Board of Directors of Reality, unless __________ is already serving as a member, in which case _____________shall remain as a director subsequent to the Closing of the Agreement until he resigns or is replaced in accordance with Nevada law.

5.8 Legal Fees in Connection with the Consummation of this Agreement. Donobi and Reality shall each pay fifty percent (50%) of all the legal fees incurred in connection with the consummation of this Agreement.

5.9 Management Employment Contracts. Upon the consummation of this Agreement, Donobi and Reality shall take all necessary steps to ensure that the remaining senior managers/executive officers of Donobi and Reality execute employment contacts, such employment contacts to include new option and employment bonus plans which shall include operational, transactional and growth benchmarks.

5.10 Assumption by Reality of the Donobi Liabilities. By virtue of this Agreement, Reality agrees to assume all the Donobi Liabilities as listed on
Schedule 16.

        1.6      6.   CONDITIONS PRECEDENT TO DONOBI SHAREHOLDERS' OBLIGATIONS.

The obligations of the Donobi Shareholders to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions at or before the Closing Date and may be waived only in writing by the Donobi Shareholders:

6.1 Reality Covenants, Representations and Warranties. All the covenants, terms and conditions of this Agreement to be complied with or performed by Reality at or before the Closing Date shall have been complied with and performed in all material respects. The representations and warranties made by Reality in this Agreement shall be complete and correct at and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date.

6.2 Reality's Delivery of Documents. Reality shall have duly executed and delivered, or caused to be executed and delivered, to or at the direction of the Donobi Shareholders, this Agreement and the Reality Closing Documents.

6.3 Reality Shareholder Approval. This Agreement shall have been approved and adopted by the affirmative votes of the holders of at least a majority of each class of Reality's outstanding capital stock.

6.4 Other Approvals. All authorizations, consents, orders or approvals of United States federal or state governmental agency necessary for the consummation of the transactions contemplated by this Agreement (other than such actions, approvals or filings which, pursuant to the terms of this Agreement, are to take place on or after the Closing) shall have been filed, occurred or been obtained.

6.5 No Litigation. No administrative investigation, action, suit or proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement shall be pending or threatened.

6.6 Filing of Proxy Statement by Reality. Prior to the Closing Date of this Agreement, Reality shall file a proxy statement with the Securities and Exchange Commission and said proxy statement shall be approved by more than fifty percent (50%) of Reality's shareholders.

6.7 Bridge Funding to Donobi. Within fifteen (15) days after the Effective Date of this Agreement, Reality shall provide bridge funding to Donobi as provided in Appendix A.

6.8 $3 Million Equity Offering by Reality. Prior to the Closing Date of this Agreement, Reality shall have completed an offering of the equity securities of Reality (the "Offering") pursuant to which Reality raised no less than Three Million Dollars ($3,000,000). Provided, however, that up to Seven Hundred Thousand Dollars ($700,000) of the proceeds from the Offering may be used to pay fees associated with conducting the Offering (the "Fees") and to satisfy certain debts of Reality (the "Debts"). The Debts to be paid with a portion of the Seven Hundred Thousand Dollars ($700,000) raised pursuant to the Offering shall be determined pursuant to the mutual written agreement of Reality and Donobi prior to and as a condition of the Offering.

6.9 Assumption by Reality of the Donobi Liabilities. Reality shall have assumed all the Donobi Liabilities as listed in Schedule 16.

6.10 Reality Liabilities. At or before the Closing Date, the Reality Liabilities listed in Schedule 17 shall (i) have been paid in full, (ii) converted to equity, and/or (iii) be acceptable to Donobi.

        1.7      7.   CONDITIONS PRECEDENT TO REALITY'S OBLIGATIONS.

The obligations of Reality to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions at or before the Closing Date and may be waived only in writing by Reality:

7.1 Donobi Shareholders' Covenants, Representations and Warranties. All the covenants, terms and conditions of this Agreement to be complied with or performed by Donobi or the Donobi Shareholders on or before the Closing Date shall have been complied with and performed in all material respects. The representations and warranties made by the Warranting Shareholders in this Agreement shall be complete and correct at and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date.

7.2 Donobi Shareholders' Delivery of Documents. The Donobi Shareholders shall have duly executed and delivered, or caused to be executed and delivered, to Reality, or at its direction, this Agreement and the Donobi Shareholders' Closing Documents.

7.3 Other Approvals. All authorizations, consents, orders or approvals of United States federal or state governmental agency necessary for the consummation of the transactions contemplated by this Agreement (other than such actions, approvals or filings which, pursuant to the terms of this Agreement, are to take place on or after the Closing) shall have been filed, occurred or been obtained.

7.4 Donobi Shareholder Approval. This Agreement shall have been approved and adopted by the affirmative votes of the holders of at least two thirds of each class of Donobi's outstanding capital stock.

7.5 No Litigation. No administrative investigation, action, suit or proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement shall be pending or threatened.

        1.8      8.   TERMINATION.

8.1      Termination of Agreement.  This Agreement shall terminate as follows:

                 (a) at any time prior to the Closing Date by the mutual written agreement of all parties;

                 (b) by (i) the Donobi Shareholders if the conditions set forth in Section 6 have not been satisfied or waived by the Upset Date (defined below); or (ii) Reality if the conditions set forth in Section 7 have not been satisfied or waived by the Upset Date (defined below);

                  (c) by Reality, in the event of a breach of any of the representations or warranties made by the Warranting Shareholders, or covenants made by the Donobi Shareholders, in this Agreement that has not been cured within 30 days after notice of such breach is delivered to Donobi and the Donobi Shareholders by Reality or its representative;

                  (d) by Donobi and the Donobi Shareholders in the event of any of the representations or warranties made by Reality in this Agreement that has not been cured within 30 days after notice of such breach is delivered to Reality by Donobi, the Donobi Shareholders or their representative; or

                  (e) by either the Donobi Shareholders or Reality if the Closing shall have not occurred by _______________ (the "Upset Date") provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Closing to have been effected on or prior to such date.

        1.9      9. MISCELLANEOUS.

9.1 Tax Treatment by the Parties. Unless otherwise required by law, the parties shall treat the Share Exchange as a reorganization under Section 368 of the Code for all tax reporting purposes; furthermore, the parties shall not take, and have not taken, any action that is inconsistent with reorganization treatment under Section 368 of the Code.

9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties and their respective successors and assigns.

9.3 Successors and Assigns. No party may assign this Agreement or any of their rights, interests, or obligations under this Agreement without the prior written consent of all other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

9.4 Notices. All notices, requests, demands, claims, consents and other communications required or permitted under this Agreement shall be in writing. Any notice, request, demand, claim, communication or consent under this Agreement shall be deemed duly given if (and shall be effective two business days after) it is sent by certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                If to Reality:                           Reality Wireless Networks, Inc.
                                                         120 W. Campbell Avenue, Suite E
                                                         Campbell, CA 95008
                With   a   copy   (which    shall   not  The Otto Law Group, PLLC
                constitute notice) to:                   900 Fourth Avenue, Suite 3140
                                                         Seattle, WA  98164
                                                         Attention:  David M. Otto
                If to Donobi:
                                                         Donobi, Inc.
                                                         3256 Chico Way NW
                                                         Bremerton, WA  98312

                With   a   copy   (which    shall   not  The Otto Law Group, PLLC
                constitute notice) to:                   900 Fourth Avenue, Suite 3140
                                                         Seattle, WA  98164
                                                         Attention:  David M. Otto
                                                         To the addresses set forth on Schedule 1

                If to the Donobi Shareholders:

9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington, without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

9.6      Amendments and Waivers.

                  9.6.1 This Agreement may be amended and/or  provisions of this
Agreement  may be waived  only in  writing  signed by the  party  against  which
enforcement   of  the   amendment   or  waiver  is  sought.

9.7 Survival of Representations and Warranties. The representations and warranties set forth in Sections 3 and 4 of this Agreement shall survive the Closing and continue in full force and effect for a period of two years after the Closing.

9.8 Severability. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

9.9 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, or local or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

9.11 Incorporation of Schedules. The Schedules referred to in and/or attached to this Agreement are incorporated in this Agreement by this reference.

9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same document. This Agreement may be executed by facsimile.

9.13 Entire Agreement. This Agreement (including the Schedules referred to in and/or attached to this Agreement) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral (including but not limited to that certain term sheet dated April 30, 2003) to the extent they relate in any way to the subject matter of this Agreement.

9.14 Arbitration. Any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in Kitsap County, Washington, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules"), conducted by a single arbitrator either mutually agreed upon by Reality and the Donobi Shareholder(s) requesting arbitration or chosen in accordance with the AAA Rules, except that the parties shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration, and the arbitrator shall resolve any dispute which arises in connection with such discovery. The prevailing party or parties shall be entitled to costs, expenses and attorneys' fees from the non-prevailing party or parties, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction presiding in Kitsap County, Washington.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this _____ day of June, 2003.


                                  DONOBI, INC.


                                  By: /s/ William M. Wright
                                       ________________________________
                                         William M. Wright, III
                                         Its: President and CEO


                                  DONOBI SHAREHOLDERS


                                  ------------------------------------



                                  ------------------------------------



                                  ------------------------------------



                                  REALITY WIRELESS NETWORKS, INC.


                                  By:  /s/ Victor Romero
                                       ________________________________
                                       Name: Victor Romero
                                       Its:  President

                                   APPENDIX A
                                   ----------

                             BRIDGE FINANCING TERMS

                     Terms of $200,000 USD Bridge Financing

Principal Amount:                           $200,000

Type:                                       Senior Subordinate Note

Term:                                       360 Days

Coupon:                                     5% annual

Conversion Feature:                         Automatic conversion upon completion
                                            of Merger into common stock of
                                            surviving public entity.

Default:                                    Failure to repay with interest on
                                            due date (assumes no merger).

Default provisions:                         Upon  Default,
                                            privately held DNOBi,  Inc.
                                            allows Note Holder to elect
                                            2  members  to its Board of
                                            Directors,  coupon moves to
                                            10%, term moves to 720 days
                                            from Date of Note.

Pre-payment provision:                      No Pre payment penalties in default
                                            of otherwise.

                                  SCHEDULE 1-17

1. List of Donobi Shareholders

2. Employment and Consulting Agreements Terminated by Donobi

3. List of Outstanding or Authorized Subscriptions, Options, Warrants or other Agreements for Capital Stock of Reality

4. List of Outstanding or Authorized Subscriptions, Options, Warrants or other Agreements for Capital Stock of Donobi

5. Reality Financials

6. Reality Contracts

7. List of Donobi Subsidiaries

8. Donobi Financials

9. List of Donobi Employees and Salaries

10. Donobi Contracts

11. Real Property of Donobi

12. Personal Property of Donobi

13. Intellectual Property of Donobi

14. Insurance Policies of Donobi

15. Bank Accounts of Donobi

16. Donobi Liabilities

17. Reality Liabilities